EXHIBIT 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS RESULTS FOR THIRD QUARTER 2007

ATLANTA, GEORGIA, NOVEMBER 1, 2007 ( HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the third quarter ended September 30, 2007. The net income for the third quarter of 2007 was $643,000 or $0.03 per diluted share of Common Stock, as compared to the third quarter 2006 net income of $4.1 million or $0.18 per diluted share of Common Stock.

For the nine months ended September 30, 2007, the net income was $123,000 or $0.01 per diluted share of Common Stock versus net income of $12.8 million or $0.56 per diluted share of Common Stock for the same period in 2006.

As previously reported, net sales for the third quarter of 2007 were $200.7 million, a decrease of 10.0% compared to sales of $222.9 million for the corresponding quarter in 2006. Comparable-store sales decreased 11.6% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “Our third quarter was modestly profitable on a low level of sales. Gross profit as a percent of sales for the third quarter was flat compared with the margins for the full year of 2006 but approximately 30 basis points better than the first half of 2007. We have been tightening up on costs where possible and SG&A expenses for the third quarter were $4.0 million or 3.8% lower than last year’s quarter. We had substantial decreases in warehouse and delivery costs, advertising, labor, commissions and administrative expenses. Partly offsetting these reductions was an increase in discount fees paid for outsourced free interest credit promotions as extended credit offers had longer terms and were used more frequently in the competitive environment for big ticket home furnishings. We also have experienced higher overall insurance costs and our new stores contributed to increased occupancy expenses.

“We are dedicated to keeping our balance sheet and cash flow strong. Inventory at the end of the third quarter was $ 31.0 million or 24.8% below the year end balance and $24.3 million or 20.6% below year ago levels. These are slightly leaner than optimum but we expect to move toward more normalized levels in the fourth quarter. With lower capital expenditures and total assets employed during the year-to-date period we were able to reduce the amount owed under our bank revolver from $12.6 million to zero in addition to paying down long-term debt by $8.3 million. We also purchased $5.2 million of treasury shares and still increased cash balances $5.7 million.

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“In early October we launched our greatly enhanced havertys.com website which has already proven to be useful in reaching the growing number of consumers that use the internet to pre-shop before going to a store. The site also provides our sales associates a tool to further engage the customer while she is in the store and extend her shopping when she returns home. Among the site’s new features are customer reviews, much expanded and better quality visual images and product descriptions, easier and more thorough searching methods, specific product availability dates for delivery to a customer's zip code and a locator for the nearest Havertys store displaying any particular merchandise item that peaks a consumer’s interest. There are additional features to be implemented early next year including the processing of sales transactions.

“Our Rockville, Maryland store opened this past week and will be a great addition as our sixth location in the Metro-DC market. In October we opened a replacement store in Wilmington, North Carolina and one in Birmingham, Alabama is scheduled to open later this month.

“We believe we have the financial strength to weather this difficult period in our industry and plan to focus on highlighting the quality merchandise values we offer and the high levels of consumer satisfaction we consistently provide.”

Havertys is a full-service home furnishings retailer with 123 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Friday, November 2, 2007 at 10:00 a.m. Eastern Daylight Standard Time to review the third quarter. Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

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NEWS RELEASE – November 1, 2007

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$200,666	$222,940	$578,843	$643,063
Cost of goods sold	101,141	113,892	292,980	325,349
Gross profit	99,525	109,048	285,863	317,714
Credit service charge	591	682	1,853	2,135
Gross profit and other revenue	100,116	109,730	287,716	319,849

Expenses:
Selling, general and administrative	99,798	103,774	288,638	300,897
Interest, net	(571)	(206)	(723)	(144)
Provision for doubtful accounts	407	151	786	268
Other (income) expense, net	(77)	(100)	(728)	(1,337)
Total expenses	99,557	103,619	287,973	299,684

Income (loss) before income taxes	559	6,111	(257)	20,165
Income tax (benefit) expense	(84)	1,975	(380)	7,335
Net income	$643	$4,136	$123	$12,830

Basic earnings per share:
Common Stock	$0.03	$0.18	$0.01	$0.58
Class A Common Stock	$0.03	$0.17	$0.00	$0.54
Diluted earnings per share:
Common Stock	$0.03	$0.18	$0.01	$0.56
Class A Common Stock	$0.03	$0.17	$0.00	$0.54

Weighted average shares – basic:
Common Stock	18,460	18,410	18,501	18,295
Class A Common Stock	4,146	4,237	4,174	4,259
Weighted average shares – assuming dilution(1):
Common Stock	22,725	22,807	22,827	22,715
Class A Common Stock	4,146	4,237	4,174	4,259

Cash dividends per share:
Common Stock	$0.0675	$0.0675	$$0.2025	$0.2025
Class A Common Stock	$0.0625	$0.0625	$0.1875	$0.1875

1See additional details at the end of this release.

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NEWS RELEASE – November 1, 2007

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006	September 30, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$17,823	$12,139	$8,630
Accounts receivable, net of allowance	64,708	63,996	62,413
Inventories, at LIFO cost	93,757	124,764	118,087
Other current assets	27,380	18,410	25,841
Total Current Assets	203,668	219,309	214,971

Accounts receivable, long-term	10,275	14,974	12,232
Property and equipment, net	214,700	221,245	219,881
Other assets	13,102	14,226	9,471
	$441,745	$469,754	$456,555
Liabilities and Stockholders’ Equity
Notes payable to banks	$—	$12,600	—
Accounts payable and accrued liabilities	98,472	99,500	101,964
Current portion of long-term debt and lease obligations	8,289	10,334	13,291
Total Current Liabilities	106,761	122,434	115,255

Long-term debt and lease obligations, less current portion	22,457	27,515	26,022
Other liabilities	27,527	27,882	24,441
Stockholders’ equity	285,000	291,923	290,837
	$441,745	$469,754	456,555

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NEWS RELEASE – November 1, 2007

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine months ended September 30,
	2007	2006
Operating Activities
Net income	$123	$12,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,889	16,092
Provision for doubtful accounts	786	268
Deferred income taxes	190	293
(Gain) loss on sale of property and equipment	(219)	(1,178)
Other	1,398	802
Changes in operating assets and liabilities	26,023	(2,698)
Net cash provided by operating activities	45,190	26,409

Investing Activities
Capital expenditures	(10,173)	(17,968)
Proceeds from sale of land, property and equipment	888	3,651
Other investing activities	110	215
Net cash used in investing activities	(9,175)	(14,102)

Financing Activities
Proceeds from borrowings under revolving credit facilities	362,525	543,605
Payments of borrowings under revolving credit facilities	(375,125)	(547,905)
Net decrease in borrowings under revolving credit facilities	(12,600)	(4,300)
Payments on long-term debt and capital lease obligations	(8,306)	(8,114)
Treasury stock acquired	(5,213)	—
Proceeds from exercise of stock options	319	2,026
Dividends paid	(4,531)	(4,506)
Other	—	96
Net cash used in financing activities	(30,331)	(14,798)

Increase (decrease) in cash and cash equivalents	5,684	(2,491)

Cash and cash equivalents at beginning of period	12,139	11,121

Cash and cash equivalents at end of period	$17,823	$8,630

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NEWS RELEASE – November 1, 2007
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Income Taxes

During the three months ended September 30, 2007, the Company settled certain state tax audits and revised its assessments related to state taxation issues resulting in a $0.3 million recognition of tax benefits and reduction in its FIN 48 reserve.

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Common Stock:
Weighted-average shares outstanding	18,460	18,410	18,501	18,295
Assumed conversion of Class A Common shares	4,146	4,237	4,174	4,259
Dilutive options and stock awards	119	160	152	161
Total weighted-average diluted common shares	22,725	22,807	22,827	22,715

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Contact for information:

Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900